Exhibit 99.1

INVESTOR AND MEDIA CONTACT	Charles F. Avery, Jr.
TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE August 2, 2013

FreightCar America, Inc. Reports Second Quarter 2013 Results

Highlights

•	Net loss of $3.4 million, or $(0.29) per diluted share, on revenues of $47.1 million

•	Shoals, Alabama manufacturing facility starts up as planned, with first deliveries expected in third quarter

•	Product diversification strategy continues with receipt of intermodal well car order

•	Services segment improvement continues

•	Orders for over 5,500 coal and non-coal railcars received after quarter end

Chicago, IL, August 2, 2013 — FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the second quarter ended June 30, 2013, with revenues of $47.1 million and a net loss of $3.4 million, or $(0.29) per diluted share. For the same quarter in 2012, the Company reported revenues of $181.2 million and net income of $5.6 million, or $0.46 per diluted share. Revenues were $87.6 million with a net loss of $2.6 million, or $(0.22) per diluted share, in the first quarter of 2013.

“Given the ongoing weakness in our traditional freight railcar market, we continue to focus on the diversification of our product offerings, as exemplified by the successful startup of the Shoals, Alabama facility to produce non-coal cars and the improving returns from our Services business this quarter,” said Ed Whalen, Chief Executive Officer. “We remain vigilant in managing our costs and believe that execution against the factors that are within our control will position us well for the future.”

The Company delivered 710 railcars in the second quarter of 2013, which included 160 new railcars, 200 leased railcars, and 350 rebuilt railcars. This compares to 2,786 railcars delivered in the second quarter of 2012 and 1,073 railcars delivered in the first quarter of 2013. There were 693 units ordered in the second quarter of 2013, which included an order for our recently introduced intermodal well cars. This compares to 961 units ordered in the second quarter of 2012 and 274 units ordered in the first quarter of 2013. Total manufacturing backlog was 2,065 units at June 30, 2013, compared to 5,109 units at June 30, 2012 and 2,082 units at March 31, 2013. Subsequent to quarter end, orders for over 5,500 railcars were received, which include orders for about 4,000 rebuilt coal cars to serve the Eastern coal market.

The Manufacturing segment had revenues of $37.1 million in the second quarter of 2013, compared to $171.8 million in the same period of 2012 and $77.7 million in the first quarter of 2013. Manufacturing segment operating loss was $1.0 million in the second quarter of 2013, compared to operating income of $15.3 million in the second quarter of 2012 and $2.1 million in the first quarter of 2013.

Revenues for the Services segment were $10.1 million in the second quarter of 2013, compared to $9.4 million in the second quarter of 2012 and $9.9 million in the first quarter of 2013. Services segment operating income was $1.6 million in the second quarter of 2013, compared to $0.7 million in the second quarter of 2012 and $1.3 million in the first quarter of 2013.

Corporate costs were $6.2 million for the quarter ended June 30, 2013, compared to $6.6 million in the same quarter of 2012 and $2.8 million in the first quarter of 2013. Corporate costs for the first quarter of 2013 included a $3.4 million pre-tax net benefit from the settlement of litigation.

The effective tax rate for the second quarter of 2013 was 39.4%, which compares to 40.3% for the same period of 2012.

The Company reported cash, cash equivalents, marketable securities and restricted cash of $101.0 million as of June 30, 2013, compared to $155.2 million as of December 31, 2012. The decrease reflects the investment in the Shoals facility, changes in working capital and an increase in the lease fleet. On July 26, 2013, the Company entered into a new $50 million senior secured revolving credit facility and cancelled its previous credit facility. The new revolving credit facility can be used for general corporate purposes, including working capital. The $30 million credit facility was undrawn and the new $50 million credit facility remains undrawn.

Railcars available for lease and inventory on lease totaled $59.8 million at the end of the second quarter of 2013, compared to $43.1 million at the end of the first quarter of 2013. This increase reflects the addition of 200 railcars to the lease fleet during the second quarter of 2013.

* * * * *

The Company will host a conference call and live webcast on Monday, August 5, 2013 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s second quarter 2013 financial results. To participate in the conference call, please dial (800) 230-1085, Confirmation Number 298841. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 298841

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at 1-888-793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call. An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on August 5, 2013 until 11:59 a.m. (Eastern Daylight Time) on September 5, 2013. To access the replay, please dial (800) 475-6701. The replay pass code is 298841. An audio replay of the call will be available on the Company’s website within two days following the earnings call.

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FreightCar America, Inc. manufactures railroad freight cars, supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary, and provides railcar maintenance, repairs and management through its FreightCar Rail Services, LLC subsidiary. FreightCar America designs and builds coal cars, bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in the following locations: Clinton, Indiana, Cherokee, Alabama, Danville, Illinois, Lakewood, Colorado, Grand Island, Nebraska, Hastings, Nebraska, Johnstown, Pennsylvania, and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

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FreightCar America, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2013	December 31, 2012
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$52,407	$98,509
Restricted cash	3,635	14,700
Marketable securities	44,990	41,978
Accounts receivable, net	11,004	12,987
Inventories, net	78,743	73,842
Inventory on lease	16,955	—
Other current assets	7,011	7,130
Deferred income taxes, net	12,079	12,079

Total current assets	226,824	261,225
Property, plant and equipment, net	50,873	39,343
Railcars available for lease, net	42,829	43,435
Goodwill	22,128	22,128
Deferred income taxes, net	18,088	18,940
Other long-term assets	3,124	3,494

Total assets	$363,866	$388,565

Liabilities and Stockholders’ Equity
Current liabilities
Account and contractual payables	$13,797	$33,453
Accrued payroll and employee benefits	3,624	6,548
Accrued postretirement benefits	455	4,978
Accrued warranty	6,776	7,625
Customer deposits	40,960	36,087
Other current liabilities	9,469	7,885

Total current liabilities	75,081	96,576
Accrued pension costs	11,622	12,193
Accrued postretirement benefits, less current portion	67,726	64,322
Accrued taxes and other long-term liabilities	4,172	4,143

Total liabilities	158,601	177,234

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	98,517	100,402
Treasury stock, at cost	(31,589)	(34,488)
Accumulated other comprehensive loss	(25,693)	(26,139)
Retained earnings	163,903	171,429

Total stockholders’ equity	205,265	211,331

Total liabilities and stockholders’ equity	$363,866	$388,565

FreightCar America, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands, except share and per share data)
Revenues	$47,109	$181,206	$134,724	$400,272
Cost of sales	44,832	164,163	127,478	359,498

Gross profit	2,277	17,043	7,246	40,774
Selling, general and administrative expense	7,849	7,642	12,280	16,335
Gain on sale of railcars available for lease	(13)	(14)	(27)	(962)

Operating (loss) income	(5,559)	9,415	(5,007)	25,401
Interest expense, net	(133)	(96)	(217)	(186)
Other income	18	—	18	—

(Loss) income before income taxes	(5,674)	9,319	(5,206)	25,215
Income tax (benefit) provision	(2,236)	3,756	876	9,918

Net (loss) income	$(3,438)	$5,563	$(6,082)	$15,297

Net (loss) income per common share – basic	$(0.29)	$0.47	$(0.51)	$1.28

Net (loss) income per common share – diluted	$(0.29)	$0.46	$(0.51)	$1.28

Weighted average common shares outstanding—basic	11,950,652	11,931,565	11,947,058	11,927,992

Weighted average common shares outstanding—diluted	11,950,652	11,983,901	11,947,058	11,992,808

Dividends declared per common share	$0.06	$0.06	$0.12	$0.12

FreightCar America, Inc.

Condensed Segment Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands)
Revenues:
Manufacturing	$37,057	$171,771	$114,779	$382,220
Services	10,052	9,435	19,945	18,052

Consolidated Total	$47,109	$181,206	$134,724	$400,272

Operating (Loss) Income:
Manufacturing	$(1,014)	$15,253	$1,078	$37,942
Services	1,612	726	2,902	1,379
Corporate	(6,157)	(6,564)	(8,987)	(13,920)

Consolidated Total	$(5,559)	$9,415	$(5,007)	$25,401

FreightCar America, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2013	2012
	(In thousands)
Cash flows from operating activities
Net (loss) income	$(6,082)	15,297
Adjustments to reconcile net income to net cash flows (used in) provided by operating activities:
Depreciation and amortization	4,583	4,165
Gain on sale of railcars available for lease	(27)	(962)
Other non-cash items	(304)	609
Change in deferred income taxes	610	8,868
Stock-based compensation expense recognized	1,074	952
Changes in operating assets and liabilities:
Accounts receivable	1,983	2,876
Inventories	(4,637)	304
Inventory on lease	(16,955)	(23,061)
Other assets	123	(2,992)
Accounts and contractual payables	(19,746)	9,178
Customer deposits and other current liabilities	(12,567)	2,851
Other changes in working capital	(3,875)	(734)
Accrued pension costs and accrued postretirement benefits	(1,244)	(2,479)

Net cash flows (used in) provided by operating activities	(57,064)	14,872

Cash flows from investing activities
Restricted cash deposits	(3,175)	(15,525)
Restricted cash withdrawals	14,240	336
Purchase of securities held to maturity	(26,986)	—
Proceeds from maturity of securities held to maturity	24,000	—
Proceeds from sale of property, plant and equipment and railcars available for lease	41	10,526
Purchases of property, plant and equipment	(15,054)	(3,157)

Net cash flows used in investing activities	(6,934)	(7,820)

Cash flows from financing activities
Employee restricted stock settlement	(60)	(43)
Cash dividends paid to stockholders	(1,444)	(1,437)
Customer advance for production of leased railcars	19,400	—

Net cash flows provided by (used in) financing activities	17,896	(1,480)

Net (decrease) increase in cash and cash equivalents	(46,102)	5,572
Cash and cash equivalents at beginning of period	98,509	101,870

Cash and cash equivalents at end of period	$52,407	$107,442